UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 26, 2017

Kinder Holding Corp.
(Exact Name Of Registrant As Specified In Its Charter)

Commission File No.: 0-55320

Delaware	26-2049376
(State of Incorporation)	(I.R.S. Employer Identification No.)

2275 Huntington Drive, Suite 851, San Marino, CA	91108
(Address of Principal Executive Offices)	(ZIP Code)

Registrant's Telephone Number, including area code: (323) 552-9867

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Change In Control of the Registrant.

Effective June 26, 2017, Kinder Holding Corp. (the "Registrant") hereby reports in this Form 8-K a change in control transaction as follows:
(i) Intiva USA Inc., a private Colorado corporation with offices located at 2773 Cherry Creek North Drive, Suite 575, Denver, CO 80209 ("Intiva USA") acquired control of the Registrant through the purchase of a total of 20 million shares of the Registrant's common stock (the "Shares") from its principal shareholders, Ivo Heiden and Securities Compliance Corp. (the "Sellers");
(ii) The 20 million Shares represented all of the capital stock of the Registrant owned by the Sellers;
(iii) The change in control transaction was affected by the execution of two separate Private Stock Purchase Agreements between Intiva USA, on the one hand, and each of the Sellers, on the other hand; and
(iv) The 20 million Shares transferred, sold and assigned by the Sellers to Intiva USA represent 88.06% of the Registrant's issued and outstanding shares of common stock, the only voting shares of the Registrant and the only class of securities outstanding.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with a change in control reported by the Registrant, the Registrant's Board of Directors reports the appointment of Mr. Richard Greenberg, Vice President and a director of Intiva USA, to the Board of Directors of the Registrant, effective June 26, 2017, joining Mr. Ivo Heiden, who will continue to serve as CEO and Chairman of the Registrant's Board of Directors.

Richard Greenberg, age 68, Director: During the past five years, Mr. Greenberg has served as Executive Vice President and a director of Intiva Inc. and its related companies. Mr. Greenberg has over 30 years of legal, consulting, and regulatory compliance experience. Mr. Greenberg served as a Subcommittee Counsel for the U.S. House of Representatives and as a Senior Enforcement Attorney for the U.S. Environmental Protection Agency from 1976 to 1980. Mr. Greenberg is a founder of TechLaw, Inc., a national consulting firm serving both the federal government and industry clients. Previous management roles include Director of Environmental Management Consulting Services for PricewaterhouseCoopers. Mr. Greenberg received a B.A. degree from City University of New York - Queens College in 1971 and a J.D. degree from Rutgers University School of Law in 1974.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kinder Holding Corp.

By: /s/ Ivo Heiden
Name: Ivo Heiden
Title: Chief Executive Officer

Date: June 26, 2017